xxxxxxxxxxxxxxx

Automatic YRT Reinsurance Agreement Effective December 1, 2008 With Facultative YRT Reinsurance Effective September 1, 2008

between

National Life Insurance Company Montpelier, Vermont

(hereinafter referred to as the “Ceding Company”)

and

xxxxxx

(hereinafter referred to as “XXXX”

9.6	CLAIM EXPENSES	12
9.7	MISREPRESENTATION OR SUICIDE	12
9.8	MISSTATEMENT OF AGE OR SEX	13
9.9	EXTRA-CONTRACTUAL DAMAGES	13
ARTICLE 10 - CREDIT FOR RESERVES		14
10.1	RESERVE METHODOLOGY AND REPORTING	14
ARTICLE 11 - RETENTION LIMIT CHANGES		15
ARTICLE 12 - RECAPTURE		16
ARTICLE 13 - GENERAL PROVISIONS		17
13.1	CURRENCY	17
13.3	MINIMUM CESSION	17
13.4	INSPECTION OF RECORDS	17
13.5	FORMS, MANUALS & ISSUE RULES	17
13.6	INTEREST RATE	17
13.7	OTHER	17
ARTICLE 14 - DAC TAX		18
ARTICLE 15 - OFFSET		19
ARTICLE 16 - INSOLVENCY		20
16.1	INSOLVENCY OF A PARTY TO THIS AGREEMENT	20
16.2	INSOLVENCY OF THE CEDING COMPANY	20
16.3	INSOLVENCY OF XXXX	21
ARTICLE 17 - ERRORS AND OMISSIONS		22
ARTICLE 18 - DISPUTE RESOLUTION		23
ARTICLE 19 - ARBITRATION		24
ARTICLE 20 - CONFIDENTIALITY		26
ARTICLE 21 - DURATION OF AGREEMENT		29
ARTICLE 22 - EXECUTION		30

Exhibits

A	- Retention Limits of the Ceding Company
B	- Plans Covered and Binding Limits
C	- Forms, Manuals, and Issue Rules
D	- Allocation Rules for Placement of Facultative Cases
E	- Reinsurance Premiums
F	- Conversion Premiums
G	- Self-Administered Reporting
H	- List of Risks Reinsured
I	- List of Amendments
J	- In-Force Summary
K	- Application for Facultative Reinsurance Form

Article 1 - PREAMBLE

1.1 Parties to the Agreement
This is a YRT agreement for indemnity reinsurance (the “Agreement”) solely between
National Life Insurance Company of Montpelier, Vermont (the “Ceding Company”), and
xxxxxxxxx (“XXXX”), collectively referred to as the “parties”.

The acceptance of risks under this Agreement will create no right or legal relationship between XXXX and the insured, owner or beneficiary of any insurance policy or other contract of the Ceding Company.

The Agreement will be binding upon the Ceding Company and XXXX and their respective successors and assigns.

1.2 Compliance
This Agreement applies only to the issuance of insurance by the Ceding Company in a jurisdiction in which it is properly licensed.

The Ceding Company represents that, to the best of its knowledge, it is in compliance with all state and federal laws applicable to the business reinsured under this
Agreement. In the event the Ceding Company is found to be in non-compliance with any law material to this Agreement, the Agreement will remain in effect and the Ceding
Company will indemnify XXXX for any direct loss XXXX suffers as a result of the non-
compliance, and will seek to remedy the non-compliance.

1.3 Construction
This Agreement will be construed in accordance with the laws of the state of Vermont.

1.4 Entire Agreement
This Agreement constitutes the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by both parties.

1.5 Severability
If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

Article 2 - AUTOMATIC REINSURANCE

2.1 General Conditions
The Ceding Company will automatically cede to XXXX new business as defined in
Section 2.2 on the life insurance policies, supplementary benefits, and riders listed in
Exhibit B issued on and after the effective date of this Agreement. The basis for the automatic reinsurance is shown in Exhibit B.

XXXX will automatically accept its share of the above-referenced policies up to the limits shown in Exhibit B, provided that:
(a) The insured, at the time of the application, must be a permanent resident of the
United States or Canada,
(b) the Ceding Company keeps its full retention, as specified in Exhibit A, or otherwise holds its full retention on a life under previously issued inforce policies and applies the same underwriting standards it would have applied if the new policy had fallen completely within its regular retention,
(c) the Ceding Company applies its normal underwriting guidelines in accordance with
Section 2.4 of this article and Section 13.5,
(d) the total of the new ultimate amount of reinsurance required including contractual increases, and the amount already reinsured on that life under this Agreement and all other agreements between XXXX and the Ceding Company, does not exceed the Automatic Binding Limits set out in Exhibit B,
(e) the amount of life insurance in force in all companies, including any coverage to be replaced plus the amount currently applied for on that life in all companies, does not exceed the Jumbo Limit stated in Exhibit B, and
(f) the application is on a life that has not been submitted facultatively to XXXX or any other reinsurer, unless the reason for any prior facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement or unless the reason for any prior facultative submission no longer applies

2.2 New Business
New business as defined in this article and Article 8.2 are those policies on which (a) the
Ceding Company has obtained complete and current underwriting evidence on the full amount issued, (b) the full normal commissions are paid by the Ceding Company for the new plan, and (c) the suicide and contestable provisions apply from the effective date of the new plan unless state regulations prohibit new suicide or contestable periods on exchanged policies.

2.3 Retained Amounts
The Ceding Company may not reinsure on any basis any portion of the amount it has retained on the business covered under this Agreement, without prior notification to
XXXX.

2.4 Underwriting Standards
The parties hereby declare and agree that all policies and benefits covered under this
Agreement shall be issued in accordance with the Ceding Company’s normal underwriting standards and guidelines. Any subsequent material changes to the underwriting standards and guidelines shall be subject to the approval of XXXX in writing before being applied to policies and benefits to be covered by this Agreement.

Article 3 - FACULTATIVE REINSURANCE

3.1 The Ceding Company may submit any application on a plan or rider identified in Exhibit
B to XXXX for its consideration on a facultative basis as of September 1, 2008.

The Ceding Company will apply for reinsurance on a facultative basis by sending to
XXXX an Application for Facultative Reinsurance, providing the information outlined in
Exhibit K. Accompanying this Application will be copies of all underwriting evidence that is available for risk assessment including, but not limited to, copies of the application for insurance, medical examiners’ reports, attending physicians’ statements, inspection reports, and any other information bearing on the insurability of the risk. The Ceding
Company also will notify XXXX of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information received by the Ceding
Company that is pertinent to the risk assessment will be immediately transmitted to
XXXX.

After consideration of the Application for Facultative Reinsurance and related information, XXXX will promptly inform the Ceding Company of its underwriting decision.
XXXX’s offer will expire at the end of 120 days, unless otherwise specified by XXXX.

If the underwriting decision is acceptable, the Ceding Company will notify XXXX in writing of its acceptance of the offer during the lifetime of the insured.

Definitions:

Facultative Excess is typically used when cases are in excess of either the automatic or jumbo limits and may be submitted to one reinsurer at a time to fill capacity.

Fac(ultative) shopped are those cases that are submitted to multiple reinsurers at once;
typically used with rated cases.

Article 4 - COMMENCEMENT OF LIABILITY

4.1 Automatic Reinsurance
For automatic reinsurance, XXXX’s liability for amounts ceded hereunder will commence at the same time as the Ceding Company’s liability.

4.2 Facultative Reinsurance
For facultative reinsurance, XXXX’s liability will commence at the same time as the
Ceding Company’s liability, provided that XXXX has made a facultative offer and that offer was accepted, during the lifetime of the insured, in accordance with the terms of this Agreement.

4.3 Conditional Receipt or Temporary Insurance
Reinsurance coverage under a conditional receipt or temporary insurance provision is limited to XXXX’s share of amounts within the Conditional Receipt or Temporary
Insurance Limits specified in Exhibit B less the Ceding Company’s standard retention on the policy applied for. In no event, however, shall XXXX’s liability on any one life, including previous reinsurances, exceed the automatic limits in Exhibit B. XXXX will accept liability provided that the Ceding Company has followed its normal cash-with-
application procedures for such coverage.

Article 5 - REINSURED RISK AMOUNT

5.1 Life

The reinsured net amount at risk of the policy is defined below, and for automatic policies, multiplied by XXXX’s share as stated in Exhibit B.

A. Traditional Whole Life

The reinsured net amount at risk will be the difference between the reinsured face amount and the cash values applicable to the reinsured face amount.
Reinsured face amount is the initial amount reinsured under this Agreement or as reset by subsequent scheduled or fully underwritten increases, and includes a proportionate share of additional insurance purchased by dividends or annual premium adds riders. Reinsured amounts for traditional whole life policies are approximated using a ten year interpolation method with the exception of NL
Asset Builder, which uses a five year interpolation method.

B. UL, VUL, and IUL

The retained amount will be fixed at issue. The reinsured net amount at risk will be the excess of the policy’s net amount at risk over the retained amount.

Fluctuations in the amount at risk caused by the normal workings of the cash value fund will be reflected in the reinsured net amount at risk.

Article 6 - PREMIUM ACCOUNTING

6.1 Premiums
Reinsurance premium rates for life insurance and other benefits reinsured under this
Agreement are shown in Exhibit E. The rates will be applied to the reinsured net amount at risk.

6.2 Payment of Premiums
Reinsurance premiums are payable annually and in advance. The Ceding Company will calculate the amount of reinsurance premium due and, within ten (10) days after the end of the month, will send XXXX a statement that contains the information shown in Exhibit
G, showing reinsurance premiums due for that period. If an amount is due XXXX, the
Ceding Company will remit that amount together with the statement. If an amount is due the Ceding Company, XXXX will remit such amount within twenty (20) days of receipt of the statement.

6.3 Delayed Payment
Premium balances that remain unpaid for more than thirty (30) days after the Remittance
Date will incur interest from the end of the reporting period. The Remittance Date is defined as thirty (30) days after the end of the reporting period. Interest will be calculated using the index specified in Article 13.7.

6.4 Failure to Pay Premiums
The payment of reinsurance premiums is a condition precedent to the liability of XXXX for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid within thirty (30) days of the Remittance Date, XXXX will have the right to terminate the reinsurance under all policies having reinsurance premiums in arrears. If
XXXX elects to exercise its right of termination, it will give the Ceding Company thirty
(30) days written notice of its intention. Such notice will be sent by certified mail.

If all reinsurance premiums in arrears, including any that become in arrears during the thirty (30) day notice period, are not paid before the expiration of the notice period,
XXXX will be relieved of all liability under those policies as of the last date to which premiums have been paid for each policy. Reinsurance on policies on which reinsurance premiums subsequently fall due will automatically terminate as of the last date to which premiums have been paid for each policy, unless reinsurance premiums on those policies are paid on or before their Remittance Dates.

Terminated reinsurance may be reinstated, subject to approval by XXXX, within thirty
(30) days of the date of termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon. XXXX will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice XXXX’s right to collect premiums for the period during which reinsurance was in force prior to the expiration of the thirty (30) days notice.

The Ceding Company will not force termination under the provisions of this Article solely to avoid the provisions regarding recapture in Article 12, or to transfer the reinsured policies to another reinsurer.

6.5 Premium Rate Guarantee
Although XXXX anticipates that the premium rates in Exhibit E will apply indefinitely, it guarantees only that the premium rates applicable to the business reinsured under this
Agreement will not exceed the greater of:
(1) the reinsurance premium rates specified in Exhibit E, and
(2) YRT net premiums at the applicable statutory minimum valuation mortality table and statutory maximum interest rate for the reinsured business.

If XXXX raises its reinsurance premium rates on any block of inforce business reinsured under this Agreement on which the Ceding Company has not raised its retail premiums or cost-of-insurance charges, the Ceding Company may recapture that block of business as of the effective date of the increase in reinsurance premiums. The recapture will become effective on individual policy anniversary dates beginning no sooner than 30 days after the Ceding Company has provided notice of its intent to recapture.

If the Ceding Company raises its retail premiums or cost-of-insurance charges on any block of inforce business reinsured under this Agreement, XXXX may increase its premium rates on that block of business by a corresponding amount. The Ceding
Company will provide XXXX with 30 days notice of any such increase. The increase in reinsurance premiums will become effective on individual policy anniversary dates beginning no sooner than 30 days after XXXX has provided notice of its intent to increase premiums and no sooner than the increase in retail premiums or cost-of-
insurance charges becomes effective.

Article 7 - REDUCTIONS, TERMINATIONS AND CHANGES

Whenever a change is made in the status, plan, amount or other material feature of a policy reinsured under this Agreement, XXXX will, upon receipt of notification of the change, provide adjusted reinsurance coverage in accordance with the provisions of this Agreement. The Ceding
Company will notify XXXX of any such change within thirty (30) days of its effective date.

7.1 Reductions and Terminations
In the event of the reduction, lapse, or termination of a policy or policies reinsured under this Agreement or any other agreement, the Ceding Company will, reduce or terminate reinsurance on that life. The reinsured amount on the life with all reinsurers will be reduced, effective on the same date, by the amount required such that the Ceding
Company maintains its retention as defined under this Agreement.

The reinsurance reduction will apply first to the policy or policies being reduced and then, on a chronological basis, to other reinsured policies on the life, beginning with the oldest policy. If a fully retained policy on a life that is reinsured under this Agreement is terminated or reduced, the Ceding Company will reduce the existing reinsurance on that life by a corresponding amount, with the reinsurance on the oldest policy being reduced first. If the amount of reduction exceeds the risk amount reinsured, the reinsurance on the policy or policies will be terminated.

XXXX will refund any unearned reinsurance premiums net of allowances. However, the reinsured portion of any policy fee will be deemed earned for a policy year if the policy is reinsured during any portion of that policy year.

7.2 Increases
(a) Noncontractual Increases
If the amount of insurance is increased as a result of a noncontractual change and the increase will be underwritten by the Ceding Company in accordance with its customary standards and procedures as set forth in Article 2.2, it will be considered new reinsurance under this Agreement. Otherwise, the increase is not reinsured under this Agreement. XXXX’s approval is required if the original policy was reinsured on a facultative basis or if the new amount will cause the reinsured amount on the life to exceed either the Automatic Binding Limits or the
Jumbo Limits shown in Exhibit B.

XXXX will assume its share of the entire amount in excess of the Ceding
Company’s applicable retention. Premiums for the additional reinsurance will be at the new issue rate from the point of increase.

(b) Contractual Increases
For policies reinsured on an automatic basis, reinsurance of increases in amount resulting from contractual policy provisions will be accepted only up to the
Automatic Binding Limits shown in Exhibit B.

For policies reinsured on a facultative basis, reinsurance will be limited to the ultimate amount shown in XXXX’s facultative offer. Reinsurance premiums for contractual increases will be on a point-in-scale basis from the original issue age of the policy.

7.3 Risk Classification Changes
If the policyholder requests a Table Rating reduction or removal of a Flat Extra, such change will be underwritten according to the Ceding Company’s normal underwriting practices. Risk classification changes on facultative policies will be subject to XXXX’s approval.

7.4 Reinstatement
If a policy reinsured on an automatic basis is reinstated in accordance with its terms and in accordance with Ceding Company rules and procedures, XXXX will, upon notification of reinstatement, reinstate the reinsurance coverage. If a policy reinsured on a facultative basis is reinstated, approval by XXXX will be required prior to the reinstatement of the reinsurance if the Ceding Company’s regular reinstatement rules indicate that more evidence than a Statement of Good Health is required.

Upon reinstatement of the reinsurance coverage, the Ceding Company will pay the contractual reinsurance premiums plus accrued interest for the period and at the interest rate for which it receives premiums in arrears.

7.5 Nonforfeiture Benefits
(a) Extended Term
If the original policy lapses and extended term insurance is elected under the terms of the policy, reinsurance will continue on the same basis as under the original policy until the expiry of the extended term period.

(b) Reduced Paid-up
If the original policy lapses and reduced paid-up insurance is elected under the terms of the policy, the amount reinsured will be reduced.

For policies reinsured on an excess basis, reinsurance will be reduced by the full amount of the reduction. If the amount of reduction exceeds the risk amount reinsured, the reinsurance on the policy will be terminated. For all other policies, the reinsurance will be decreased on a proportional basis. The reinsurance premiums will be calculated in the same manner as reinsurance premiums were calculated on the original policy.

Article 8 - CONVERSIONS, EXCHANGES, AND REPLACEMENTS

If a policy reinsured under this Agreement is converted, exchanged or replaced, the Ceding
Company will promptly notify XXXX. Unless mutually agreed otherwise, policies that are not reinsured with XXXX and that exchange or convert to a plan covered under this Agreement will not be reinsured hereunder.

8.1 Conversions
XXXX will continue to reinsure policies resulting from the contractual conversion of any policy reinsured under this Agreement, except as noted below*, in an amount not to exceed the original amount reinsured hereunder. If the plan to which the original policy is converting is reinsured by XXXX, either under this Agreement or under a different
Agreement, reinsurance premium rates for the resulting converted policy will be those contained in the Agreement that covers the plan to which the original policy is converting.
However, if the new plan is not reinsured by XXXX, reinsurance premiums for a policy resulting from a contractual conversion will be agreed upon between the parties.
Reinsurance premiums and any allowances for conversions will be on a point-in-scale basis from the original issue age of the policy.

If the conversion results in an increase in the risk amount, the increase will be underwritten by the Ceding Company in accordance with its customary standards and procedures.
XXXX will accept such increases, subject to the new business provisions of this
Agreement. Reinsurance premiums and any allowances for increased risk amounts will be first-year premiums at the agreed-upon premium rate.

*The Ceding Company will recapture all non-facultative and non-table shaved term polices upon conversion. If the converted amount is in excess of the Ceding Company’s stated retention, reinsurance will continue on such policies at point-in-scale rates under this automatic excess reinsurance agreement as long as it does not exceed XXXX’s portion of the Automatic Binding Limits (see Exhibit B).

8.2 Exchanges and Replacements
A policy resulting from an internal exchange or replacement will be underwritten by the
Ceding Company in accordance with its underwriting guidelines, standards and procedures for exchanges and replacements. If the Ceding Company’s guidelines treat the policy as new business, then the reinsurance will also be considered new business. For purposes of this Article, new business is defined as those policies on which:
(a) the Ceding Company has obtained complete and current underwriting evidence on the full amount; and
(b) the full normal commissions are paid by the Ceding Company for the new plan; and
(c) the Suicide and Contestable provisions apply from the effective date of the new plan unless state regulations prohibit new Suicide or Contestable periods on exchanged policies.

XXXX’s approval to exchange or replace the policy will be required if the original policy was reinsured on a facultative basis.

If the Ceding Company’s guidelines do not treat the policy as new business, the exchange or replacement will continue to be ceded to XXXX. The rates will be based on the original issue age, underwriting class and duration since the issuance of the original policy.

Article 9 - CLAIMS

Claims covered under this Agreement include only death claims, which are those due to the death of the insured on a policy reinsured under this Agreement, and any additional benefits specified in Exhibit B, which are provided by the underlying policy and are reinsured under this
Agreement.

9.1 Notice
The Ceding Company will notify XXXX, as soon as reasonably possible, after it receives a claim on a policy reinsured under this Agreement.

9.2 Proofs
The Ceding Company will promptly provide XXXX with proper claim proofs, including a copy of the proof of payment by the Ceding Company, a copy of the claimant statement and a copy of the insured's death certificate. In addition, for contestable claims, the
Ceding Company will send to XXXX a copy of all papers in connection with the claim, including investigation papers and the underwriting file and underwriter’s notes.

9.3 Claims Management Standards
The Ceding Company’s adherence to their claims management guidelines is a condition precedent to the continuation of payments of reinsured claims under this reinsurance agreement. The Ceding Company shall submit to XXXX a copy of its claims management guidelines in effect at the commencement of this Agreement. Any contemplated changes in the claims management guidelines shall be discussed with
XXXX before implementation. Any material modifications are subject to XXXX’s written approval prior to implementation. A copy of the current guidelines shall be provided to
XXXX upon request.

The Ceding Company will contact XXXX for XXXX’s opinion prior to paying a claim as a business exception. A business exception is a claim that is paid outside of the ordinary course of business and is not within the parameters of the claims management guidelines provided by the Ceding Company at inception, or if modified, approved by
XXXX at the time the exception is requested.

9.4 Amount and Payment of Reinsurance Benefits
As soon as XXXX receives proper claim notice and proof of the claim, XXXX will promptly examine the claim and pay the reinsurance benefits due the Ceding Company as appropriate. The Ceding Company’s contractual liability for policies reinsured under this Agreement is binding on XXXX. However, for claims incurred during the contestable period if the total amount of reinsurance ceded to all Reinsurers on the policy is greater than the amount retained by the Ceding Company, or if the Ceding Company retained less than its usual retention on the policy, the Ceding Company will consult with XXXX before conceding liability or making settlement to the claimant. The Ceding Company will wait at least ten (10) business days for XXXX’s recommendation.

The total reinsurance recoverable from all companies will not exceed the Ceding
Company’s total contractual liability on the policy, less the amount retained. The maximum reinsurance death benefit payable to the Ceding Company under this

Agreement is the risk amount specifically reinsured with XXXX. XXXX will also pay its proportionate share of the interest that the Ceding Company pays on the death proceeds until the date of settlement.

Life benefit payments will be made in a single sum, regardless of the Ceding Company’s settlement options.

9.5 Contestable Claims
The Ceding Company will promptly notify XXXX of its intention to contest, compromise, or litigate a claim involving a reinsured policy. The Ceding Company will also promptly and fully disclose all information relating to the claim. Once notified, XXXX will have fifteen (15) business days to notify the Ceding Company in writing of its decision to accept participation in the contest, compromise, or litigation. If XXXX has accepted participation, the Ceding Company will promptly advise XXXX of all significant developments in the claim investigation, including notification of any legal proceedings against it in response to denial of the claim.

If XXXX does not accept participation, XXXX will then fulfill its obligation by paying the
Ceding Company its full share of the reinsurance amount, and will not share in any subsequent reduction or increase in liability.

If XXXX accepts participation and the Ceding Company’s contest, compromise, or litigation results in a reduction or increase in liability, XXXX will share in any such reduction or increase in proportion to its share of the risk on the contested policy.

9.6 Claim Expenses
XXXX will pay its share of reasonable claim investigation and legal expenses connected with the litigation or settlement of contractual liability claims unless XXXX has discharged its liability pursuant to Section 9.5 above. If XXXX has so discharged its liability, XXXX will not participate in any expenses incurred thereafter.

XXXX will not reimburse the Ceding Company for routine claim and administration expenses, including but not limited to the Ceding Company’s home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Ceding Company. Claim investigation expenses do not include expenses incurred by the Ceding Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

Furthermore, XXXX will not reimburse the Ceding Company for any expenses if said expense was not incurred by the Ceding Company while investigating, defending or settling a claim.

9.7 Misrepresentation or Suicide
If the Ceding Company returns premium to the policyowner or beneficiary as a result of misrepresentation or suicide of the insured, XXXX will refund its proportionate share of the premium refund to the Ceding Company in lieu of any other form of reinsurance benefit payable under this Agreement.

9.8 Misstatement of Age or Sex
In the event of a change in the amount of the Ceding Company’s liability on a reinsured policy due to a misstatement of age or sex, XXXX’s liability will change proportionately.
The face amount of the reinsured policy will be adjusted from the inception of the policy, and any difference will be settled without interest.

9.9 Extra-Contractual Damages
XXXX will not participate in punitive or compensatory damages that are awarded against the Ceding Company as a result of an act, omission, or course of conduct committed solely by the Ceding Company, its agents, or representatives in connection with claims covered under this Agreement. XXXX will, however, pay its share of statutory penalties awarded against the Ceding Company in connection with claims covered under this
Agreement if XXXX elected in writing to join in the contest of the coverage in question.

The parties recognize that circumstances may arise in which equity would require XXXX, to the extent permitted by law, to share proportionately in punitive and compensatory damages. Such circumstances are difficult to define in advance, but would generally be those situations in which XXXX was an active party and, in writing, recommended, consented to, or ratified the act or course of conduct of the Ceding Company that ultimately resulted in the assessment of the extra-contractual damages. In such situations, XXXX and the Ceding Company will share such damages so assessed, in equitable proportions.

For purposes of this Article, the following definitions will apply.

“Punitive Damages” are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

“Compensatory Damages” are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

“Statutory Penalties” are those amounts awarded as a penalty, but are fixed in amount by statute.

Article 10 - CREDIT FOR RESERVES

10.1 Reserve Methodology and Reporting
The parties intend that the Ceding Company will receive full statutory reserve credit in its state of domicile for the insurance risks ceded to XXXX. The parties agree to make all reasonable efforts to ensure that this is accomplished.

The Ceding Company will provide a reserve summary for business reinsured under this agreement to XXXX on a quarterly basis, along with a detailed description of its reserving assumptions and any changes in these assumptions applicable to each calendar year.

Article 11 - RETENTION LIMIT CHANGES

11.1 If the Ceding Company changes its maximum retention limits as shown in Exhibit A, it will provide XXXX with written notice of the intended changes thirty (30) days in advance of their effective date.

A change to the Ceding Company’s maximum retention limits will not affect the reinsured policies in force except as specifically provided elsewhere in this Agreement.
Furthermore, unless agreed between the parties, an increase in the Ceding Company’s retention schedule will not effect an increase in the total risk amount that it may automatically cede to XXXX.

Article 12 - RECAPTURE

12.1 Whenever the Ceding Company increases its maximum retention limits over the maximum retention limits set forth in Exhibit A, the Ceding Company has the option to recapture certain risk amounts. If the Ceding Company has maintained its maximum stated retention (not a special retention limit) for the plan and the insured’s issue age, sex, and mortality classification, it may apply its increased retention limits to reduce the amount of reinsurance in force as follows.
(a) The Ceding Company must give XXXX thirty (30) days written notice prior to the commencement of recapture.
(b) The reduction of reinsurance on affected policies will become effective on the policy anniversary date immediately following the notice of election to recapture;
however, no reduction will be made until a policy has been in force for at least 20 years.
(c) If any reinsured policy is recaptured, all reinsured policies eligible for recapture under the provisions of this Article must be recaptured up to the Ceding
Company’s new maximum retention limits in a consistent manner and the Ceding
Company must increase its total amount of insurance on each reinsured life. The
Ceding Company may not revoke its election to recapture for policies becoming eligible at future anniversaries.

If portions of the reinsured policy have been ceded to more than one reinsurer, the
Ceding Company must allocate the reduction in reinsurance so that the amount reinsured by each reinsurer after the reduction is proportionately the same as if the new maximum dollar retention limits had been in effect at the time of issue.

The amount of reinsurance eligible for recapture is based on the current amount at risk as of the date of recapture. For a policy issued as a result of exchange, conversion, or re-entry, the recapture terms of the reinsurance agreement covering the original policy will apply, and the duration period for the purpose of recapture will be measured from the effective date of the reinsurance on the original policy.

If there is a reinsured waiver of premium claim in effect when recapture takes place,
XXXX will continue to pay its share of the waiver claim until it terminates. XXXX will not be liable for any other benefits, including the basic life risk, that are eligible for recapture.
All such eligible benefits will be recaptured as if there were no waiver claim in effect.

After the effective date of recapture, XXXX will not be liable for any reinsured policies or portions of such reinsured policies eligible for recapture that the Ceding Company has overlooked.

No recapture will be permitted if the Ceding Company has either obtained or increased stop loss reinsurance coverage as justification for the increase in retention limits.

Article 13 - GENERAL PROVISIONS

13.1 Currency
All payments and reporting by both parties under this Agreement will be made in United
States dollars.

13.2 Premium Tax
XXXX will not reimburse the Ceding Company for premium taxes.

13.3 Minimum Cession
The Ceding Company will not cede a policy to XXXX unless the amount to be reinsured at issue exceeds the Initial Minimum Cession amount shown in Exhibit B.

Reinsurance will be cancelled on any policy when its reinsured net amount at risk falls below the Trivial Amount limit shown in Exhibit B.

13.4 Inspection of Records
XXXX and the Ceding Company, or their duly authorized representatives, will have the right to inspect original papers, records, and all documents relating to the business reinsured under this Agreement including underwriting, claims processing, and administration. Such access will be provided during regular business hours at the office of the inspected party.

13.5 Forms, Manuals & Issue Rules
The Ceding Company affirms that its retention schedule, underwriting guidelines, issue rules, premium rates, policy forms, claims management guidelines and normal standards and guidelines relating to exchanges and replacements applicable to the Reinsured
Policies and in use as of the effective date, have been supplied to XXXX. The parties will continue to disclose all matters material to this Agreement. Examples of such matters include a material change in the Cedent’s underwriting, claims or issue practices or philosophy, or a change in either party’s ownership or control.

It is the Ceding Company’s responsibility to ensure that its practice and applicable forms are in compliance with current Medical Information Bureau (MIB) guidelines.

13.6 Interest Rate
If, under the terms of this Agreement, interest is accrued on amounts due either party, such interest will be calculated using the 180 day treasury rate as reported in the Wall
Street Journal on the date the payment becomes due, except as it pertains to Article 9 and as outlined elsewhere in this Agreement.

13.7 Other
XXXX will not participate in gross annual premiums and policy fees paid by the policyholder, expense charges, cash values, accumulation fund amounts, dividends, nor any benefits not expressly referred to herein.

Article 14 - DAC TAX

14.1 The parties to this Agreement agree to the following provisions pursuant to Section
1.848-2(g)(8) of the Income Tax Regulations effective December 29, 1992, under
Section 848 of the Internal Revenue Code of 1986, as amended:

(a) The term ‘party’ refers to either the Ceding Company or XXXX, as appropriate.

(b) The terms used in this Article are defined by reference to Regulation Section
1.848-2, effective December 29, 1992.

(a) The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this
Agreement without regard to the general deductions limitation of Section
848(c)(1).

(b) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as otherwise required by the Internal Revenue Service.

(c) The Ceding Company will submit a schedule to XXXX by April 1 of each year with its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year. XXXX may contest such calculation by providing an alternative calculation to the Ceding
Company in writing within thirty (30) days of XXXX’s receipt of the Ceding
Company’s calculation. If XXXX does not so notify the Ceding Company within the required timeframe, XXXX will report the net consideration as determined by the Ceding Company in XXXX’s tax return for the previous calendar year.

(f) If XXXX contests the Ceding Company’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date XXXX submits its alternative calculation. If the
Ceding Company and XXXX reach an agreement on an amount of net consideration, each party will report the agreed upon amount in its tax return for the previous calendar year.

(g) Both the Ceding Company and XXXX represent and warrant that they are subject to United States taxation under either Subchapter L or Subpart F of Part III of
Subchapter N of the Internal Revenue Code of 1986, as amended.

Article 15 - OFFSET

15.1 Any debts or credits, in favor of or against either XXXX or the Ceding Company with respect to this Agreement are deemed mutual debts or credits and may be offset and only the balance will be allowed or paid.

The right of offset will not be affected or diminished because of the insolvency of either party.

Article 16 - INSOLVENCY

16.1 Insolvency of a Party to this Agreement
A party to this Agreement will be deemed insolvent when it:

(a) applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or

(b) is adjudicated as bankrupt or insolvent; or

(c) files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

(d) becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

16.2 Insolvency of the Ceding Company
In the event of the insolvency of the Ceding Company, all reinsurance payments due under this Agreement will be payable directly to the liquidator, rehabilitator, receiver, or statutory successor of the Ceding Company, without diminution because of the insolvency, for those claims allowed against the Ceding Company by any court of competent jurisdiction or by the liquidator, rehabilitator, receiver or statutory successor having authority to allow such claims.

In the event of insolvency of the Ceding Company, the liquidator, rehabilitator, receiver, or statutory successor will give written notice to XXXX of all pending claims against the
Ceding Company on any policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. While a claim is pending, XXXX may investigate and interpose, at its own expense, in the proceeding where the claim is adjudicated, any defense or defenses that it may deem available to the Ceding Company or its liquidator, rehabilitator, receiver, or statutory successor.

The expense incurred by XXXX will be chargeable, subject to court approval, against the
Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by XXXX. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of this
Agreement as though such expense had been incurred by the Ceding Company.

XXXX will be liable only for the amounts reinsured and will not be or become liable for any amounts or reserves to be held by the Ceding Company on policies reinsured under this Agreement.

16.3 Insolvency of XXXX
In the event of XXXX's insolvency, the Ceding Company may cancel the Agreement for future new business and will notify XXXX in writing of its intent. The parties agree to waive the notification period for this cancellation, and the effective date will be no earlier than the effective date of XXXX's insolvency.

Upon giving written notice to XXXX, the Ceding Company may also recapture all of the inforce business reinsured by XXXX under this Agreement. In the event the Ceding
Company exercises this recapture option, XXXX will refund any unearned premium.

Article 17 - ERRORS AND OMISSIONS

17.1 If through unintentional error, oversight, omission, or misunderstanding (collectively referred to as “errors”), XXXX or the Ceding Company fails to comply with the terms of this Agreement and if, upon discovery of the error by either party, the other is promptly notified, each thereupon will be restored to the position it would have occupied if the error had not occurred, including interest, except as provided for in Article 3.

If it is not possible to restore each party to the position it would have occupied but for the error, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by this Agreement.

However, XXXX will not provide reinsurance for policies that do not satisfy the parameters of this Agreement, nor will XXXX be responsible for negligent or deliberate acts or for repetitive errors in administration by the Ceding Company that have not been corrected in a reasonable period of time. If either party discovers that the Ceding
Company has failed to cede reinsurance as provided in this Agreement, or failed to comply with its reporting requirements, XXXX may require the Ceding Company to audit its records for similar errors and to take the actions necessary to avoid similar errors in the future. If XXXX has received no evidence that the Ceding Company has taken action to remedy such a situation, XXXX’s liability is limited to correctly reported policies only.

This article will not apply to any facultative submission until the Ceding Company has notified XXXX of its acceptance of XXXX’s offer in accordance with Article 3.

Article 18 - DISPUTE RESOLUTION

18.1 In the event of a dispute arising out of or relating to this agreement, the parties agree to the following process of dispute resolution. Within thirty (30) days after XXXX or the
Ceding Company has first given the other party written notification of a specific dispute, each party will appoint a designated company officer to attempt to resolve the dispute.
The officers will meet at a mutually agreeable location as soon as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings.
During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The designated officers will decide the specific format for such discussions.

If the officers cannot resolve the dispute within thirty (30) days of their first meeting, the dispute will be submitted to formal arbitration, unless the parties agree in writing to extend the negotiation period for an additional thirty (30) days.

Article 19 - ARBITRATION

19.1 It is the intention of XXXX and the Ceding Company that the customs and practices of the life insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all matters with the highest good faith. If XXXX and the Ceding Company cannot mutually resolve a dispute that arises out of or relates to this Agreement, and the dispute cannot be resolved through the dispute resolution process described in Article 18, the dispute will be decided through arbitration.

To initiate arbitration, either the Ceding Company or XXXX will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought.
The party to which the notice is sent will acknowledge to the notification in writing within fifteen (15) days of its receipt.

There will be three arbitrators who will be current or former officers of life insurance or life reinsurance companies other than the parties to this Agreement, their affiliates or subsidiaries. Each of the parties will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within sixty (60) days of the initiation of the arbitration, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty (60)
days of the appointment of the second arbitrator, then each arbitrator shall nominate three candidates [within ten (10) days thereafter], two of whom the other shall decline, and the decision shall be made by drawing lots for the final selection.

Once chosen, the arbitrators are empowered to select the site of the arbitration and decide all substantive and procedural issues by a majority of votes. As soon as possible, the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case. The arbitrators will have the power to determine all procedural rules of the arbitration including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration.
The arbitrators may consider any relevant evidence; they will weigh the evidence and consider any objections. Each party may examine any witnesses who testify at the arbitration hearing.

The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the life insurance and reinsurance industries rather than on strict interpretation of the law. The decision of the arbitrators will be made by majority rule and will be submitted in writing. The decision will be final and binding on both parties and there will be no appeal from the decision. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgment. The arbitrators may not award any exemplary or punitive damages.

Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

This Article will survive termination of this Agreement.

Article 20 - CONFIDENTIALITY

20.1 During the course of performance under this agreement, a party or its representatives
(the "Discloser") may make available to the other party or its representatives (the
"Recipient"), Confidential Information. "Confidential Information" includes, but is not limited to, Customer Information, Proprietary Information, and any other information that a discloser deems confidential, whether specifically identified or not, in whatever medium, oral, paper or electronic.

"Customer Information" includes any Personal Information about the Discloser's applicants, policyholders, certificateholders, beneficiaries or claimants. Personal
Information includes, but is not limited to, name, address, social security number, date of birth, policy or account number, bank account number, account passwords, account balances, driver’s license number, state identification number, passport number, medical information, employee identification number and maiden name of the individual's mother.

"Proprietary Information" includes, but is not limited to, all information or material that has or could have commercial value or other utility. Proprietary Information does not include information that:
a. is in the Recipient's possession if it was received on a nonconfidential basis from a source not prohibited from disclosing such Proprietary Information by a duty or obligation of confidentiality owed to the Discloser;

b. is now, or hereafter becomes generally known to the public other than as a result of a disclosure by the Recipient; or

c. is independently developed by the Recipient without use of or reference to the
Proprietary Information.

20.2 SAFEGUARDS OF CONFIDENTIAL INFORMATION
The Recipient agrees to hold Confidential Information in confidence and to use or disclose such Confidential Information solely for the purposes of evaluation or performance of this Agreement or as otherwise required by law.

The Recipient shall maintain commercially reasonable administrative, physical and technical safeguards not less than the Recipient uses to protect its own Confidential
Information against unauthorized access to or disclosure. The Recipient shall:

a. Restrict disclosure of Confidential Information to its officers, directors, employees, affiliates, agents and advisors (“Representatives”) with a need to know and to inform such Representatives of its obligations under this Article;

b. Not disclose Confidential Information to third parties without the consent of the
Discloser except as required by external auditors, regulators, the Medical
Information Bureau (MIB), or pursuant to Section 20.3 or Section 20.7; and

c. Use commercially reasonable secure methods in the transmission, maintenance and disposal of such Confidential Information.

Notwithstanding any other provisions of this Agreement, pursuant to Section 6011 of the United States Internal Revenue Code and the regulations thereunder, each Party and its Representatives may consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of this transaction (the "Tax Treatment"), and disclose to any and all persons, without limitation of any kind, the Tax Treatment and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to the Tax Treatment.

20.3 SHARING OF CONFIDENTIAL INFORMATION WITH RETROCESSIONAIRES

Notwithstanding Section 20.2, the Ceding Company acknowledges that the Reinsurer may, in the normal course of its business, share Confidential Information with retrocessionaires to the extent necessary to retrocede risks covered by this
Agreement, so long as the retrocessionaires have agreed to maintain the confidentiality of the Confidential Information on terms substantially similar to this
Article.

20.4 UNAUTHORIZED DISCLOSURE
The Recipient agrees to report to the Discloser any unauthorized access to or release of Confidential Information as soon as possible, but in no event later than three business days following the identification of such event. The Recipient agrees to cooperate fully with the Discloser in the investigation and handling of any unauthorized access to or release of Confidential Information.

20.5 TREATMENT OF CONFIDENTIAL INFORMATION UPON TERMINATION
Upon request following termination of this Agreement, the Recipient shall immediately destroy or return intact to the Discloser any and all Proprietary Information received and any and all copies or records of any Proprietary Information in its or its
Representatives' possession or control to the extent such Proprietary Information is no longer required by the Recipient in order to perform its obligations hereunder. The
Recipient shall not be obligated to destroy any Proprietary Information that is retained for back-up or archiving purposes in accordance with a document retention policy or that the Recipient, in the opinion of counsel, is legally compelled to keep and store.
Any such Proprietary Information that is retained by the Recipient may only be used by the Recipient in order to perform or verify its performance of its obligations hereunder.

20.6 NOTICE OF ORDER OF DISCLOSURE AND REMEDIES
In the event that the Recipient is required by court order or other legislative, judicial, or administrative process to disclose Confidential Information, the Recipient agrees to provide the Discloser with prompt notice of the order or process.

The Recipient agrees and acknowledges that any use and/or disclosure of the

Confidential Information not specifically authorized or permitted by this Article may cause irreparable damage to the Discloser for which monetary damages would not provide adequate relief. Therefore, in addition to all other available remedies, the
Discloser shall be entitled to seek injunctive relief to remedy a threatened or actual unauthorized disclosure of Confidential Information.

20.7 CONSENT TO RELEASE INFORMATION

The Parties will not disclose Confidential Information, including but not limited to information regarding the terms of this Agreement ,to any other entities unless agreed to in writing, except as necessary for retrocession, as necessary for prudent risk management purposes, as requested by external auditors, as required by court order, or as allowed by law or regulation.

Article 21 - DURATION OF AGREEMENT

21.1 This Agreement is indefinite as to its duration. The Ceding Company or XXXX may terminate this Agreement with respect to the reinsurance of new business by giving thirty
(30) days written notice of termination to the other party, sent by certified mail. The first day of the notice period is deemed to be the date the document is postmarked.

During the notification period, the Ceding Company will continue to cede and XXXX will continue to accept policies covered under the terms of this Agreement. Reinsurance coverage on all reinsured policies will remain in force until the termination or expiry of the policies or until the contractual termination of reinsurance under the terms of this
Agreement, whichever occurs first.

Article 22 - EXECUTION

22.1 This Agreement is effective as of December 1, 2008* and applies to all eligible policies with issue dates on or after such date and to eligible policies applied for on and after such date that were backdated for up to six (6) months to save age. This Agreement has been made in duplicate and is hereby executed by both parties.
*Facultative submissions allowed effective September 1, 2008.

National Life Insurance Company	xxxxxxxxxxx

By:	By:
(signature)	(signature)

(print or type name)	(print or type name)
Title:	Title:
Date:	Date:
Location:	Location:
Attest:	Attest:
(signature)	(signature)
Title:	Title:

Exhibit A

CORPORATE RETENTION LIMITS OF THE CEDING COMPANY

A.1 (a) Life Insurance – Maximum Limits of Retention

Issue Ages Standard – Table 16

All Ages $2,000,000

The Company will retain the above amount on any one life except as noted
below:

1. For second-to-die policies, the maximum retention per policy is $2 million less the greater amount inforce on either life.
2. In addition to the basic retention, the Company will retain the full amounts of additional insurance provided in the following situations:
a. Accidental Death Benefit (ADB) rider
b. The Company’s employee term insurance
c. Additional Insurance Option (AIO) rider
d. Guaranteed issue / simplified issue underwriting
e. Waiver of Premium (WP) rider
f. Waiver of Monthly Deductions (WMD) rider
3. The amount of Estate Preservation Rider is included in the initial retention calculation. However at the time the Estate Preservation Rider cancels in four (4) years, the Company will not recapture up to the full retention amount. The Company will continue to reinsure the same percent at time of issue.
4. On all plans other than universal life, the Company will retain, in addition to its basic retention, a share proportional to its basic retention of the additional insurance provided in the following situations:
a. Purchased by dividends
b. Issued under the terms of its Annual Premium Adds Rider (APAR)

A.2 Waiver of Premium Disability Benefits: Not applicable

A.3 Accidental Death Benefits: Not applicable

Exhibit B

PLANS COVERED AND BINDING LIMITS

The business automatically reinsured under this Agreement is defined as follows.

B.1 Plans, Riders and Benefits
Commencement Date for all plans indicated below: December 1, 2008
However, XXXX will not reinsure the No Lapse Guarantee (NLG) Rider (second guarantee).

Plan Identification Form No.
Single Life products:
a) Traditional Life (including Joint Life e.g. SWL)–Life Builder, Cornerstone series, NL
Asset Builder, etc.
b) Universal Life(UL) –AssurePlus Protector (original name NaviStar)
c) Indexed UL – Ultra and Ultra Select
d) Variable UL – Investor Select
Joint Life products:
e) Survivorship UL – Estate Protector

Single Life riders
a) Accelerated Benefit Rider – Terminal Illness.
b) Accelerated Benefit Rider – Critical Illness.
c) Accelerated Benefit Rider – Chronic Illness - Current Version.
d) Accelerated Benefit Rider – Chronic Illness - New York Version.
e) Accelerated Care Rider (XXXX reserves its right to revisit the reinsurance terms on these riders when the rider utilization rate changes.)
f) Beneficiary Insurability Option
g) Fully Underwritten Other Insured Rider.
h) Fully Underwritten Additional Protection Rider.
i) Annual Premium Adds Rider: (i.e. Annual paid-up addition).
j) Fully Underwritten Single Premium Adds rider (i.e. this is a one-time purchase on paid-up insurance).
k) 10, 15 and 20 years Term Riders.
l) Flex Term Rider: Dividend purchase One Year Term rider;
m) Fully Underwritten Exchange to New Insured Rider (i.e. allows a one-time exchange of insured)
n) Term Protection Privilege (i.e. allows addition of a flex term rider on a paid-up policy).
o) Qualified Plan Exchange Privilege (QPEP).
Joint Life riders
p) Policy Split Option Rider
q) Estate Preservation Rider
r) Additional Protection Benefit Rider: New underwriting required.
s) Enhanced Death Benefit rider
t) Automatic Increase Rider: Only available at issue; increase in death benefit 5-10% a year.
u) Individual Term Rider: New underwriting required.
v) Continuing Coverage Rider

B.2 Basis

XXXX’s share will be xx% of the excess over the Ceding Company’s retention specified in Exhibit A.. This amount will not exceed XXXX’s share of the maximum Automatic
Binding Limits specified in Exhibit B.3.

B.3 Automatic Binding Limits
(a) Life

		Pool
	Issue	Maximum
	Ages
	0-75 Standard-T3	$30,000,000
	76-80 Standard	$15,000,000
·	76-80 Substandard	Facultative
·	Ages over 80	Only
·	All ratings over T3

The pool maximum autobind amounts above include the Ceding Company’s retention.

(b) Beneficiary Insurability Option (BIO) Rider:

The Reinsurer agrees to accept xx% of the following amount on any BIO Rider
Face Amount less the Ceding Company’s available retention.

The automatic binding limits (including the Ceding Company’s $2M retention limit) for the BIO Rider is $9,000,000. Thus, XXXX’s maximum autobind for the
BIO Rider is $xxx ($9M-$2M*xx%). Once the Ceding Company reaches its maximum dollar retention on an individual life then XXXX’s maximum autobind for the BIO Rider is $xxxx ($9M*xx%).

The total amount of insurance in force on the life applying for a BIO Rider, plus the amount of BIO Rider being applied for, cannot exceed the above Automatic
Binding Limits in (a).

Exhibit B
(continued)

(c) Express Standard Program:
Table 1 –3 may be issued at Standard NT or Standard TB. A flat multiple of xxxx will apply to the corresponding Standard NT or Standard TB rates as indicated in
Exhibit E either under section E.1.a or section E.1.b.. The maximum age is 70.

(d) Waiver of Premium Disability Benefits: Not Reinsured Hereunder

(e) Accidental Death Benefits: Not Reinsured Hereunder

(f) Accelerated Care Rider(ACR):

XXXX will pay its proportionate share of the discounted elected benefits from the
Accelerated Benefit Riders and the Accelerated Care Rider. No reinsurance premiums will be paid for the riders and the maximum benefit will be $1,000,000
($2,000,000 for the NY version of the Chronic Illness Accelerated Benefit Rider).
The same calculation methodology will be used to determine the benefits to be paid from the Accelerated Care or Accelerated Benefit Riders by XXXX. The
insured may accelerate benefits under the ACR after 60 days. There is no wait period for the NY version of the Chronic Illness Accelerated Benefit Rider. For
the other ABRs, the insured may accelerate benefits after the first two policy years, although some states require shorter wait periods.

B.4 Jumbo Limits
(a) Life: $50,000,000

(b) Waiver of Premium Disability Benefits: Not Applicable

(c) Accidental Death Benefits: Not Applicable

B.5 Conditional Receipt or Temporary Insurance Agreement
The amount of such coverage provided by XXXX will be limited to its share of the following amounts provided by the Ceding Company’s Conditional Receipt or Temporary
Insurance Agreement.

Exhibit B (continued)

Age	Maximum Amount
All Ages	$1,000,000

B.6	Cession Limits
	(a)	Minimum Initial Cession:	xx (Fac shopped cessions only)

	(b)	Trivial Amount:	None

Exhibit C

FORMS, MANUALS, AND ISSUE RULES

Exhibit D

ALLOCATION RULES FOR PLACEMENT OF FACULTATIVE CASES

First-in, Best Offer

Exhibit E

REINSURANCE PREMIUMS

Life
Plans covered under this Agreement will be reinsured on a YRT basis. Reinsurance premiums will be based on the annual SOA 90-95 Age Nearest Birthday rate scale shown in this Exhibit E, multiplied by the following percentages:

E.1.a Rates on automatic cases:

Both 2001CSO and 80CSO products – Single Life with policy issued under ANB basis

Gender	Class	Level all years
M	Elite Preferred NS	xx
M	Preferred NS	xx
M	Standard NS	xx
M	Preferred SM	xx
M	Standard SM	xx
F	Elite Preferred NS	xx
F	Preferred NS	xx
F	Standard NS	xx
F	Preferred SM	xx
F	Standard SM	xx

Both 2001CSO and 80CSO products – Joint Life with policy issued under ANB basis

Gender	Class	Level all years
M	Preferred NS	xx
M	Standard NS	xx
M	Preferred SM	xx
M	Standard SM	xx
F	Preferred NS	xx
F	Standard NS	xx
F	Preferred SM	xx
F	Standard SM	xx

Survivorship premiums will be calculated by applying the above rates for each life to the appropriate table, frasierizing, and applying a $xx/1000 minimum.

In the event one life is determined to be uninsurable:

· The policy will be automatically reinsured only if the insurable life falls within the Automatic Binding Limits for the appropriate age and underwriting class.

· The reinsurance premium shall be computed on the age and premium rates applicable to the insured risk.

For both single life and joint life, reinsurance premium and coverage will continue as long as the policy is still in force.

E.1.b. Rates on facultative cases:

a. For face amounts of $2M and up or Facultative Excess cases*, rates will be same as automatic rates with a 25% surcharge per table rating when applicable.
*See Article 3 for definitions.

b. For face amounts above our facultative minimum cession and less than $2M, the rates below are applicable. There is a 25% surcharge per table rating when applicable;

Both 2001CSO and 80CSO products – Single Life with policy issued under ANB basis

Gender	Class	Level all years
M	Elite Preferred NS	xx
M	Preferred NS	xx
M	Standard NS	xx
M	Preferred SM	xx
M	Standard SM	xx
F	Elite Preferred NS	xx
F	Preferred NS	xx
F	Standard NS	xx
F	Preferred SM	xx
F	Standard SM	xx

Both 2001CSO and 80CSO products – Joint Life with policy issued under ANB basis

Gender	Class	Level all years
M	Preferred NS	xx
M	Standard NS	xx
M	Preferred SM	xx
M	Standard SM	xx
F	Preferred NS	xx
F	Standard NS	xx
F	Preferred SM	xx
F	Standard SM	xx

Survivorship premiums will be calculated by applying the above rates for each life to the appropriate table, frasierizing, and applying a $xx/1000 minimum.

E.2 Age Basis Age Nearest E.3 Policy Fees XXXX will not participate in any policy fees.

E.4 Recapture Period
Recapture is not available until the end of the 20th policy year, and then must be in conjunction with an increase in the Ceding Company’s maximum schedule of retention.
The amount eligible for recapture will be the difference between the amount originally retained and the amount the Ceding Company would have retained on the same quota share basis had the new retention schedule been in effect at the time of issue.

E.5 Substandard Ratings
Premiums will be based on the standard rate increased by an extra 25% per table of assessed rating.

E.6 Flat Extras
The total premium remitted to XXXX will include the flat extra premium minus the allowances shown below.

Type of Flat Extra Premium First Year Renewal

Temporary (1-5 years) xxx xxx
Permanent (6 years & greater) xxx xxx

Exhibit E
(continued)
E.7 Riders and Benefits

All riders will be reinsured using the same rates as the base policy unless otherwise noted.

Single Life riders
a) Accelerated Benefit Rider – Terminal Illness. No charge for this rider.
b) Accelerated Benefit Rider – Critical Illness. No charge for this rider.
c) Accelerated Benefit Rider – Chronic Illness - Current Version. No charge for this rider.
d) Accelerated Benefit Rider – Chronic Illness - New York Version. No charge for this rider.
e) Accelerated Care Rider: Ceding Company pays no reinsurance premium and the reinsurer pays proportional share of discounted death benefit, essentially treated like an Accelerated Benefit Rider.
f) Beneficiary Insurability Option – Prior to exercising the rider by the policyholder,
Reinsurer will receive the BIO premium; offers a xx% first year and xx% renewal allowances. Reinsurance premium will become point-in-scale YRT rates when the rider is exercised;
g) Fully underwritten Other Insured Rider.
h) Fully underwritten Additional Protection Rider.
i) Annual Premium Adds Rider: Annual paid-up addition.
j) Fully underwritten Single Premium Adds rider. This is a one-time purchase on paid-
up insurance.
k) 10, 15 and 20 years Term Riders. Reinsurance premium is the same as base YRT rate in the level term period and xx% of the base YRT rate past the level term period;
l) Flex Term Rider: Dividend and rider premium - purchase One Year Term &
additions;
m) Fully Underwritten Exchange to New Insured Rider: Allow a one-time exchange of insured;
n) Term Protection Privilege: Allow addition of a flex term rider on a paid-up policy.
Reinsurance premium is paid at point-in-scale rates.
o) Qualified Plan Exchange Privilege (QPEP): Original coverage at point-in-scale rates.

Joint Life riders
p) Policy Split Option Rider: New policy will be reinsured using point-in-scale single life rates from the issue date of the joint policy.
q) Estate Preservation Rider: Base policy point-in-scale reinsurance rates for additional insurance.
r) Additional Protection Benefit Rider: New underwriting required. Reinsurance rates will be point-in-scale from the issue date of the rider.
s) Enhanced Death Benefit rider: Base policy point-in-scale reinsurance rates for additional insurance.
t) Automatic Increase Rider: Only available at issue; increase death benefit 5-10% a year. Base policy point-in-scale reinsurance rates for additional insurance.
u) Individual Term Rider: New underwriting required. Reinsurance premium is the same as base rate.

v) Continuing Coverage Rider: Reinsurer will receive a share of $xx per 1000 a month
($xx per 1000 annually) less an allowance of xx%. The reinsurance premium is paid between age 90 and 100.

E.8 Term Conversions
The Ceding Company will recapture all non-facultative and non-table shaved term polices upon conversion. If the converted amount is in excess of the Ceding Company’s stated
retention, reinsurance will continue on such policies at point-in-scale rates under this automatic excess reinsurance agreement as long as it does not exceed XXXX’s portion of the Automatic Binding Limits (see Exhibit B).

Exhibit F

CONVERSION PREMIUMS

The rates in this agreement will be used for conversions on a point-in-scale basis.

Exhibit G

SELF-ADMINISTERED REPORTING

G.1 The Ceding Company will self-administer all reinsurance reporting. The Ceding
Company will send XXXX the reports listed below.

Transaction Reports, Monthly
1. New Business
2. First Year – Other than New Business
3. Renewal Year
4. Changes and Terminations
5. Accounting Information
Periodic Reports
6. Statutory Reserve Information, Quarterly
7. Policy Exhibit Information, Monthly
8. Inforce, Monthly

A brief description of the data requirements follows below.

Transaction Reports
Select:
The Ceding Company agrees to provide the following policy data in each report as outlined in Exhibits H, I and J, and as referenced below:

1. New Business
This report will include new issues only, the first time the policy is reported to
XXXX. Automatic and Facultative business will be identified separately.

2. First Year – Other than New Business
This report will include policies previously reported on the new business detail and still in their first duration, or policies involved in first year premium adjustments.

3. Renewal Year
All policies with renewal dates within the Accounting Period will be listed.

Exhibit G (continued)

4. Changes and Terminations
Policies affected by a change during the current reporting period will be included in this report. Type of change or termination activity must be clearly identified for each policy.

The Ceding Company will identify the following transactions either by separate listing or unique transaction codes: Terminations, Reinstatements, Changes,
Conversions, and Replacements. For Conversions and Replacements, the
Ceding Company will report the original policy date, as well as the current policy date.

5. Accounting Information
Premiums and allowances will be summarized for Life coverages, Benefits, and
Riders by the following categories: Automatic and Facultative, First Year and
Renewals.

Periodic Reports
6. Statutory Reserve Information
Statutory reserves will be summarized for Life coverages, Benefits and Riders.
The Ceding Company will specify the reserve basis used.

7. Policy Exhibit Information
This is a summary of transactions during the current period and on a year-to-date basis, reporting the number of policies and reinsured amount.

8. Inforce
This is a detailed report of each policy in force.

Exhibit H

LIST OF RISKS REINSURED

The "List of Risks Reinsured," showing all renewing policies, should be prepared and submitted monthly, quarterly, or annually according to the terms of the Agreement. At least once a year at the end of each year, a list must be submitted by the Ceding Company to XXXX including ALL risks reinsured under this Agreement. Premiums due should be included only for the period being reported. The information required to be shown on such lists is set out below.

A. Policy number
B. Name of insured (minimum is surname and first initial; prefer to have first name and middle initial as well.)
C. Sex
D. Date of birth (month, day, year)
E. Issue age
* F. Attained age
G. Policy date (month, day, year) or date of increase/decrease in specified amount
H. Transaction code (in force)
1. First year, newly reported (i.e., new business)
2. First year, previously reported (i.e., renewal business in first policy year)
3. Renewal
I. Substandard rating (table, mortality percentage, flat extra amount and duration. Show multiple of standard for ADB or WPD.)
J. Plan or plan code (if more than one plan is covered by the Agreement)
K. Underwriting class (smoker, nonsmoker, preferred, etc.)
L. Specified amount issued (life, ADB, WPD)
M. Death benefit option (i.e., cash value included in or in addition to the specified amount)
* N. Current death benefit (under original policy)
O. Proportion reinsured this policy (where applicable)
P. Amount reinsured
Q. Current reinsurance amount at risk
R. Reinsurance premium (life, ADB, WPD)
* S. Net cash amount due XXXX (life, ADB, WPD)
* T. Automatic or facultative
* U. Currency code if not U.S. currency

* Desirable but not required

Exhibit H (continued)

There should be separate subtotals for all items listed below. Each subtotal should include:

Policy count Reinsurance amount at risk Reinsurance premium Reinsurance commission Net amount due XXXX

(life—separately for new business, renewals, and combined)

(separately for new business, renewals, and combined) (separately for new business, renewals, and combined) (separately for new business, renewals, and combined) (separately for new business, renewals, and combined)

The various policy details including reinsurance amount at risk and proportion reinsured shown on the "List of Risks Reinsured" should correspond to the in force after any changes reported concurrently on the "List of Amendments." We need a grand total each reporting period for policy count in force and reinsurance amount at risk in force (separately for new business, renewals, and combined). A separate total of ADB in force is needed. This need not be separated into new business and renewals.

A grand total of reinsurance premium and net amount due XXXX, including all in force and amendments, should be shown (separately for first year, renewals, and combined categories).
Separate totals should be provided for life, ADB, and WPD. This may be shown on the "List of
Risks Reinsured" or may be included in a separate summary.

Where premiums for more than one period are being reported on a single list, the basic identification (policy number, name of insured, sex, date of birth, age, and policy date) need be shown only one time on the first line for the policy. Subsequent lines should each relate to a different period and the period involved should be indicated.

Although an increase or decrease in the specified amount will not, as a rule, result in the issuance of a new policy, the amount of such increase or decrease should be reported separately from the base specified amount so that differences in premium rates can be reflected. For example, the amount of increase in specified amount might involve a substandard rating that differs from the rating for the base specified amount. In any such case, it might be a good idea to assign a separate policy number suffix.

Any significant deviations from these reporting guidelines must be agreed to by XXXX.

Exhibit I

LIST OF AMENDMENTS

Each "List of Amendments" (monthly, quarterly, or annual) should show details for each policy for which any transaction (see codes 4–12 below) occurred which has an effect on either the reinsurance amount at risk or reinsurance premium. The basic policy details to be shown include the following:

a. Policy number
b. Name of insured
* c. Date of birth
d. Transaction code (changes to in force)
4. Termination without value
5. Policy not placed (NTO)
6. Surrender (full or partial)
7. Reinstatement
8. Increase in specified amount
9. Decrease in specified amount
10. Conversion or change of plan (e.g., Option A to Option B)
11. Death
12. Other (Please describe.)
Under item 12, we would like you to describe any other amendments such as partial recapture, full recapture, table rating reduction, etc,
e. Effective date of transaction
f. Net increase or decrease in reinsurance amount at risk from the reinsurance amount at risk last reported to XXXX before the change
g. Reinsurance premium adjustment (separately for first year/renewal)
h. Net adjustment due XXXX (separately for first year/renewal)
i. Currency code if not U.S. currency

Subtotals of policy count and reinsurance amount at risk should be provided for each transaction code where the transaction is such that the life policy count in force is altered by the transaction. For items g and h only grand totals are required (separately for first year/renewal/combined).

The premium adjustments should include adjustments up to the current reporting period (e.g., month, quarter). Premiums for the current reporting period should appear on the "List of Risks
Reinsured."

It is not necessary to adhere strictly to the set of transaction codes shown above as long as the amendments are clearly identified and appropriate subtotals and totals can be provided.

*Desirable but not required